Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-3816, 333-3898, 333-3900, 333-3902, 333-34008, 333-71938, 333-116010, 333-116011, 333-116012, 333-126664, 333-137687, 333-137688, 333-147474, 333-152669, and 333-152670, Form S-1 as amended by Form S-3/A No. 333-136610, Form S-2 as amended by Form S-3/A No. 333-109630 and Form S-3 Nos. 333-111903, 333-119943, 333-126634, 333-131804, 333-133455, 333-133456, 333-139830 and 333-145556) of Idera Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated March 9, 2009 with respect to the financial statements of Idera Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Idera Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 9, 2009